ANNUAL STATEMENT AS TO COMPLIANCE

OFFICER'S CERTIFICATION
JQH Hotel Portfolio Pari Passu Whole Loan

Re:       Banc of America Commercial Mortgage Inc.
    Commercial Mortgage Pass-Through Certificates
            Series 2007-3

In connection with the above-referenced transaction the undersigned officer, on behalf of Bank of America, National Association, hereby certifies that, in each case as it relates to the JQH Hotel Portfolio Pari Passu Whole Loan (as such term is defined in the Pooling and Servicing Agreement) during the period for which such loan was serviced under the Pooling and Servicing Agreement: (i) a review of the Servicing activities, for the period ending December 31, 2007 and of its performance under the Pooling and Servicing Agreement dated as of July 1, 2007 has been made under my supervision, and (ii) to the best of my knowledge, based on such review, Bank of America, National Association has fulfilled all of its obligations under this agreement in all material respects throughout the aforementioned period.

Bank of America, National Association

 /s/ Janice M. Smith
Janice M. Smith
Managing Director

 /s/ H. Michael Lumadue
H. Michael Lumadue
Vice President